EXHIBIT 99.1

ENERGEN CORPORATION
605 Richard Arrington Jr. Blvd. N.
Birmingham, AL 35203-2707

For Immediate Release	Contact:	Julie S. Ryland
Friday, July 21, 2017		205-326-8421

Energen Appoints E&P Sector Investment Banker to Board of Directors
BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced the appointment of Lori A. Lancaster to the company’s Board of Directors effective July 21, 2017. Lancaster is a former Managing Director of the Global Energy Group at UBS Securities and the Global Natural Resources groups at Nomura Securities International and Goldman, Sachs & Co.

She fills the vacancy created in May 2017 by the retirement of T. Michael Goodrich and will stand for re-election by shareholders at Energen’s 2018 Annual Meeting of Shareholders.

As a strategic and financial advisor, Lancaster has focused on serving companies in the U.S. oil and gas exploration and production (E&P) sector on a wide range of projects, including mergers and acquisitions (M&A), divestitures, joint ventures, recapitalizations, leveraged buyouts, and restructurings. During her 18- year tenure in investment banking, she has led or been a key member of the execution team on more than $60 billion of announced energy M&A deals and has led the structuring and execution of numerous capital market transactions.

“We are pleased to welcome Lori to the Energen Board of Directors. Her expertise as an investment banker in the domestic E&P sector for some of the leading banks in the industry makes her an ideal addition to our Board,” said Energen Chairman and Chief Executive Officer James McManus. “She complements the strong industry experience already represented on our Board with her working knowledge and front-row perspectives on M&A, divestitures, and the full gamut of capital market transactions that are an integral part of our industry.”

Lancaster, a resident of New York, earned a bachelor’s degree from Texas Christian University and a Master of Business Administration from the University of Chicago’s Booth School of Business.

Energen Corporation is an oil-focused exploration and production company with operations in the Permian Basin in west Texas and New Mexico. For more information, go to www.energen.com.

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